Exhibit 8(vi)(b)

PARTIAL TERMINATION OF PARTICIPATION AGREEMENT

This PARTIAL TERMINATION OF PARTICIPATION AGREEMENT is made and entered into this 28th day of January, 1999, by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the “Trust”), COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY, a Missouri corporation (the “Company”), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (“MFS”).

WHEREAS, the Trust, the Company and MFS entered into a Participation Agreement dated November 24, 1997, as amended by Amendment No. 1 dated October 22, 1998 (the “Participation Agreement”);

WHEREAS, the Trust and MFS desire to terminate the Participation Agreement with respect to one of the Portfolios, the MFS/Foreign & Colonial Emerging Markets Equity Series;

WHEREAS, the Company desires to waive notice of such termination so as to make it effective on May 1, 1999;

WHEREAS, defined terms used in this instrument have the same meaning as defined in the Participation Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Trust, MFS and the Company agree as follows:

1.	Pursuant to Section 1l.l(a) of the Participation Agreement, the Participation Agreement is hereby terminated with respect to one of the Portfolios, the MFS/Foreign & Colonial Emerging Markets Equity Series (the “Terminated Portfolio”), effective May 1, 1999. The Company hereby waives its right to receive 180 days advance written notice of this termination.

2.	Pursuant to Section 11.5 of the Participation Agreement, the owners of existing Policies as of May 1, 1999 (“Existing Policies”) shall be permitted to transfer or reallocate investment under the Policies into or out of the Terminated Portfolio, redeem investments in the Terminated Portfolio, and invest in the Terminated Portfolio upon making additional purchase payments under their Existing Policies. Policies not in effect on May 1, 1999 shall not be permitted to make any investment of any nature in the Terminated Portfolio.

3.	Schedule A to the Participation Agreement is hereby amended by the attached Schedule A, which has been modified to clarify that the Terminated Portfolio is only available for investment by owners of Existing Policies.

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed in its name and on its behalf by its duly authorized representative.

COVA FINANCIAL SERVICES LIFE
INSURANCE COMPANY
By its authorized officer,

By:	/s/ Norma J. Naselli
Title:	Asst VP

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
By its authorized officer,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Jeffrey L. Shames
Jeffrey L. Shames
Chairman and Chief Executive Officer

January 28, 1999

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
Cova Variable Annuity Account One (est. 2/24/87)	XL-407 CL-407 XL-617 CL-617	MFS Research Series MFS Emerging Growth Series MFS/Foreign & Colonial Emerging Markets Series* MFS High Income Series
Cova Variable Life Account Eight (est. 7/28/98)	CL 40021 CL 400022 CL 40025 CL 400026	MFS World Governments Series MFS Growth With Income Series MFS Bond Series

*	This Series is only available for investment by owners of Policies which were in existence on May 1, 1999.